As filed with the Securities and Exchange Commission on June 7, 2001

Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LabOne, Inc.

Incorporated in Missouri

I.R.S. Employer Identification Number: 43-1039532

10101 Renner Blvd.

Lenexa, Kansas 66219

2001 Long-Term Incentive Plan
(Full title of plan)

Joseph C. Benage, Secretary
LabOne, Inc.
10101 Renner Boulevard
Lenexa, Kansas 66219
(Name and address of agent for service)

(913) 888-1770
(Telephone number, including area code, of agent for service)

Copy to:

Whitney F. Miller, Esq.
Morrison & Hecker L.L.P.
2600 Grand Avenue
Kansas City, Missouri 64108
(816) 691-2600

The Exhibit Index begins on page 9.

CALCULATION OF REGISTRATION FEE
Title of Securities To be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Shares of Common Stock (4)	1,565,280	$7.38	$11,551,766	$1,854.75
  In the event of a stock split, stock dividend, or similar transaction involving the common stock of the Corporation (the "Shares"), the number of Shares registered hereby shall automatically be increased to cover such additional Shares as may be issued, in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act").
  Includes 559,996 Shares previously registered on Form S-8, Registration No. 333-92135, filed on December 6, 1999, which were not issued or sold under the registrant's 1987 Long-Term Incentive Plan, for which a filing fee of $1,067.40 was paid. Pursuant to Instruction E of Form S-8, as interpreted by the Commission, these Shares are being carried forward to this registration and no fee is being paid for the registration of these shares hereunder.
  Computed pursuant to Rule 457(h) and (c) under the Securities Act, based upon the average of the high and low prices for the Shares as reported on the NASDAQ National Market System as of the close of business on June 5, 2001 ($7.38 per share).
  Includes one preferred stock purchase right for each Share, pursuant to the Rights Agreement dated February 11, 2000 between the registrant and American Stock Transfer and Trust Company. Prior to the occurrence of certain events, the rights will not be exercisable or evidenced separately from the Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information. *

Item 2.     Registrant Information and Employee Plan Annual Information.*

*Omitted from this registration statement in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Certain Documents by Reference.

The following documents that have been filed by the registrant with the Securities and Exchange Commission are incorporated by reference in this registration statement:

  The registrant's Annual Report on Form 10-K for the year ended December 31, 2000.
  All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2000.
  The description of the registrant's Common Stock contained in the Form 8-A/A Amendment filed September 7, 1999 to registrant's registration statement on Form 8-A under the Securities Exchange Act of 1934, and any subsequent amendment or report filed for the purpose of updating such information.
  The description of preferred stock purchase rights set forth in the registration statement on Form 8-A dated February 11, 2000, filed by the registrant with the Commission on February 14, 2000, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Legal matters in connection with the Shares offered hereby have been passed upon for the registrant by Morrison & Hecker L.L.P., 2600 Grand Avenue, Kansas City, Missouri 64108. Mr. R. Dennis Wright, a partner in such law firm, is a director and shareholder of the registrant. As of May 23, 2001, Mr. Wright owned 3,201 Shares of the registrant.

Item 6.     Indemnification of Directors and Officers.

The registrant is incorporated under the laws of the state of Missouri. Under Section 351.355 of the General and Business Corporation Law of Missouri, the registrant may, under specified circumstances, indemnify any director, officer, employee or agent of the registrant who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the registrant, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with such action, suit or proceeding. Section 351.355 provides that the indemnification provided by the section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or by-laws of the corporation or any agreement, vote of shareholders, disinterested directors or otherwise. Under Section 351.355, the registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the registrant would have the power to indemnify such person against such liability under the provisions of Section 351.355.

Article IV of the registrant's bylaws provides that each person who is or was a director, officer or employee of the registrant shall be indemnified by the registrant as of right to the full extent permitted or authorized by the laws of the state of Missouri, as now in effect and as hereafter amended, against any liability, judgment, fine, amount paid settlement, cost and expense (including attorneys' fees) asserted or threatened against and incurred by such person in his or her capacity as or arising out of his or her status as a director, officer or employee of the registrant. Article IV of the registrant's bylaws also provides that no person shall be liable to the registrant for any loss, damage, liability or expense suffered by it on account of any action taken or omitted to be taken by him or her as a director, officer or employee of the corporation if such person (i) exercised the same degree of care and skill as a prudent man would have exercised under the circumstances in the conduct of his own affairs or (ii) took or omitted to take such action in reliance upon the advice of counsel or upon statements made or information furnished by directors, officers, employees or agents of the registrant which such person had no reasonable grounds to disbelieve.

The registrant has entered into indemnification agreements with its directors and officers under which it has agreed to indemnify such persons against expenses, judgments and fines incurred in connection with the defense or settlement of actions, suits or proceedings, provided such persons' conduct is not finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

An Agreement and Plan of Merger between the registrant and the former LabOne, Inc. provides for certain indemnification of officers and directors as well as former officers and directors of the registrant, as described under "The Merger Agreement- Indemnification" in the Joint Proxy Statement/Prospectus contained in Amendment No. 4 to the registrant's Registration Statement on Form S-4, registration no. 333-76131, filed with the Commission on July 2, 1999.

Article IV of the registrant's bylaws authorizes the registrant to purchase and maintain insurance on behalf of any director, officer or employee, trustee or agent of the registrant against any liability asserted against such person or incurred by such person in any such capacity or status, whether or not the registrant would have power to indemnify such person against such liability. The registrant currently maintains directors' and officers' liability insurance to insure its directors and officers against certain liabilities incurred in their capacities as such.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.
4.1	Registrant's Articles of Incorporation, as amended and restated (incorporated by reference from Exhibit B to Appendix A of the Prospectus/Joint Proxy Statement included in Amendment No. 4 to the registrant's Registration Statement on Form S-4, registration no. 333-76131, filed July 2, 1999).
4.2	Registrant's Bylaws, as amended and restated (incorporated by reference from Exhibit C to Appendix A of the Prospectus/Joint Proxy Statement included in Amendment No. 4 to the registrant's Registration Statement on Form S-4, registration no. 333-76131, filed July 2, 1999).
4.3	(4.3) Specimen certificate for shares of the registrant's common stock (incorporated by reference from Exhibit (4) of the Form 8-A/A amendment filed September 7, 1999 to registrant's registration statement on Form 8-A under the Securities Exchange Act of 1934).
4.4	(4.4) Rights Agreement dated February 11, 2000 between the registrant and American Stock Transfer and Trust Company (incorporated by reference from Exhibit 4.1 to the registrant's Current Report on Form 8-K dated February 11, 2000, which was filed with the Commission on February 14, 2000).
5	Opinion of Morrison & Hecker L.L.P.
23	Consent of independent certified public accountants. The consent of Morrison & Hecker L.L.P. is contained in its opinion filed as Exhibit (5) hereto.
24	Power of Attorney

Item 9.     Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lenexa, State of Kansas, on June 6, 2001.

LABONE, INC.
(Registrant)

By: /s/ John W. McCarty

John W. McCarty
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ W. Thomas Grant II W. Thomas Grant II	Chairman of the Board, Chief Executive Officer, President and Director (Principal Executive Officer)	June 6, 2001
/s/ John W. McCarty John W. McCarty	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 6, 2001
*/s/ Joseph H. Brewer Joseph H. Brewer	Director	June 6, 2001
*/s/ William D. Grant William D. Grant	Director	June 6, 2001
*/s/ Richard S. Schweiker Richard S. Schweiker	Director	June 6, 2001
*/s/ Janet M. Stallmeyer Janet M. Stallmeyer, R.N.	Director	June 6, 2001
*/s/ Chester B. Vanatta Chester B. Vanatta	Director	June 6, 2001
*/s/ John E. Walker John E. Walker	Director	June 6, 2001
*/s/ R. Dennis Wright R. Dennis Wright	Director	June 6, 2001
*By:/s/ John W. McCarty John W. McCarty Attorney-in-fact		June 6, 2001

EXHIBIT INDEX
Exhibit Number	Document	Page No.
(4.1)

Registrant's Articles of Incorporation, as amended and restated (incorporated by reference from Exhibit B to Appendix A of the Prospectus/Joint Proxy Statement included in Amendment No. 4 to the registrant's Registration Statement on Form S-4, registration no. 333-76131, filed July 2, 1999).

(4.2)

Registrant's Bylaws, as amended and restated (incorporated by reference from Exhibit C to Appendix A of the Prospectus/Joint Proxy Statement included in Amendment No. 4 to the registrant's Registration Statement on Form S-4, registration no. 333-76131, filed July 2, 1999).

(4.3)

Specimen certificate for shares of the registrant's common stock (incorporated by reference from Exhibit (4) of the Form 8-A/A amendment filed September 7, 1999 to registrant's registration statement on Form 8-A under the Securities Exchange Act of 1934).

(4.4)

Rights Agreement dated February 11, 2000 between the registrant and American Stock Transfer and Trust Company (incorporated by reference from Exhibit 4.1 to the registrant's Current Report on Form 8-K dated February 11, 2000, which was filed with the Commission on February 14, 2000).

(5)	Opinion of Morrison & Hecker L.L.P.	10
(23)	Consent of independent certified public accountants. The consent of Morrison & Hecker L.L.P. is contained in its opinion filed as Exhibit (5) hereto.	11
(24)	Power of Attorney.	12